                          INDEPENDENT AUDITORS' CONSENT

We consent to the use, in the Registration Statement of RRUN Ventures Network,
Inc. on Form S-8 relating to the registration of 20,000,000 common shares to be issued to certain employees, officers, directors and outside consultants pursuant to the 2003 Compensation Plan for RRUN Ventures Network, Inc., of our
Auditors' Report, dated April 8, 2003, on the consolidated balance sheets of
RRUN Ventures Network, Inc. as at December 31, 2002 and 2001, and the related consolidated statements of operations and deficit accumulated during the development stage, cash flows, and stockholders' equity for the years ended
December 31, 2002 and 2001, and for the period from inception, October 12, 2000, to December 31, 2002.

Vancouver, Canada                                    "Morgan & Company"

July 2, 2003                                         Chartered Accountants